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[Logo of Verado]

                                    FOR IMMEDIATE RELEASE
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Media Contact:                          Investor Contact:
Kellee Johnson                          Greg Powell
Verado                                  Verado
(303) 874-2838                          (303) 874-2945
kellee.johnson@verado.com               greg.powell@verado.com

                        Verado Receives Nasdaq Notice

DENVER, Colo., (July 13, 2001) -- Verado Holdings, Inc. (Nasdaq: VRDO), a provider of outsourced managed hosting, professional services and data center solutions, today announced that, as expected, it has received a Nasdaq Staff Determination that it has not maintained compliance with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(b)(4) and that its common stock is, therefore, subject to delisting from the Nasdaq National Market.

Verado will request a hearing before a Nasdaq Listing Qualifications Panel to appeal the Staff Determination. After receiving the request, Verado anticipates that Nasdaq will grant Verado a hearing within approximately 45 days. Verado's stock will continue to trade on Nasdaq until after the hearing when the Panel makes a determination. The Company remains in a strong financial position. Verado's Nasdaq listing status in no way effects its customer base, its concierge level of customer service or its ability to execute and grow the business.

About Verado

Verado Holdings, Inc., headquartered in Denver, Colorado, is a provider of outsourced managed and professional services and data center solutions for businesses. Verado's state-of-the-art data centers host, monitor and maintain mission-critical Web sites, e-commerce platforms and business applications. Verado currently operates data centers in Denver, Dallas, Houston, Portland, Santa Clara, Irvine, San Diego, and Salt Lake City.



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The data centers comprise approximately 240,000 square feet of space. For more information, visit Verado's Web site at www.verado.com.

Forward Looking Statements

Statements included in this press release that are not historical in nature are "forward-looking statements." For example, without limitation, projections regarding the granting of continued listing on the Nasdaq National Market of its Series B Common Stock; financial and cash position; and business opportunities are forward looking. Actual events or results may differ materially and are subject to risks and uncertainties such as: our ability to execute on our business plan; our ability to sell, grow and maintain demand for the use of our services and products; and the possible delisting of the Company's Series B Common Stock. There can be no assurance that we will be able to successfully realize our expectations, and the occurrence of one or more of these risks, or the failure to achieve one or more of these forward looking objectives, may cause the prevailing value of any publicly traded debt and equity securities to decrease. The Company has no obligation to update forward-looking statements. Readers are encouraged to refer to Verado's reports from time to time filed with the securities and Exchange Commission for a further discussion of Verado's business and risk factors that may affect operating and financial results and forward looking statements.

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